Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Mast Therapeutics, Inc. of our report dated August 4, 2016, except with respect to our opinion on the financial statements insofar as it relates to Note 13 and additional liquidity disclosures in Note 1, as to which the date is February 10, 2017 relating to the financial statements of Savara, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

February 10, 2017